================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                              HONDA MOTOR CO., LTD.
                              ---------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    438128308
                                 --------------
                                 (CUSIP Number)


                                 OCTOBER 1, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Financial Group, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           71,356,021
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        71,356,021
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       71,356,021
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  2 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       The Bank of Tokyo - Mitsubishi, Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           30,565,000
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        30,565,000
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       30,565,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  3 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Trust and Banking Corporation
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           34,649,000
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        34,649,000
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       34,649,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  4 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Securities Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           659,221
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        659,221
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       659,221
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  5 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Asset Management Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           2,783,400
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        2,783,400
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,783,400
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  6 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       MU Investments Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           2,699,400
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        2,699,400
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,699,400
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  7 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


ITEM 1

         (a)      NAME OF ISSUER

                  Honda Motor Co., Ltd.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1-1 Minami-Aoyama 2-chome, Minato-ku
                  Tokyo, 107-8556, Japan


ITEM 2

         (a)      NAMES OF PERSONS FILING

                  Mitsubishi UFJ Financial Group, Inc.  ("MUFG")

                  The Bank of Tokyo-Mitsubishi, Ltd.  ("BTM")

                  Mitsubishi UFJ Trust and Banking Corporation  ("MUTB")

                  Mitsubishi UFJ Securities Co., Ltd.  ("MUS")

                  Mitsubishi UFJ Asset Management Co., Ltd.  ("MUAM")

                  MU Investments Co., Ltd.  ("MUI")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MUFG:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  BTM:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  MUTB:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  MUS:
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo, 100-6317, Japan

                  MUAM:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  MUI:
                  2-15 Nihonbashi Muromachi 3-chome, Chuo-ku
                  Tokyo 103-0022, Japan


                               Page  8 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


         (c)      CITIZENSHIP

                  Not applicable.

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  438128308


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [_]    Broker dealer registered under section 15 of the
                         Act (15 U.S.C. 780).

         (b)      [_]    Bank as defined in section 3 (a) (6) of the Act
                         (15 U.S.C. 78c).

         (c)      [_]    Insurance company as fined in section 3(a) (19)
                         of the Act (15 U.S.C. 78c).

         (d)      [_]    Investment company registered under section 8 of
                         the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      [_]    An investment adviser in accordance with 240.13d-1(b)
                         (1) (ii) (E);

         (f)      [_]    An employee benefit plan or endowment fund in
                         accordance with 240.13d-1(b) (1) (ii) (F);

         (g)      [_]    A parent holding company or control person in
                         accordance with 240.13d-1(b) (1) (ii) (G);

         (h)      [_]    A savings association as defined in Section 3(b) of
                         the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [_]    A church plan that is excluded from the definition
                         of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [_]    Group, in accordance with 240.13d

-----------------------
CUSIP NO.  438128308
-----------------------

ITEM 4   OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

         For MUFG

         (a)   Amount Beneficially Owned:                                       71,356,021

         (b)   Percent of Class:                                                      7.72%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                 71,356,021

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:    71,356,021

               (iv)   Shared power to dispose or to direct the disposition of:         -0-



         For BTM

         (a)   Amount Beneficially Owned:                                       30,565,000

         (b)   Percent of Class:                                                      3.30%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                 30,565,000

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:    30,565,000

               (iv)   Shared power to dispose or to direct the disposition of:         -0-



         For MUTB

         (a)   Amount Beneficially Owned:                                       34,649,000

         (b)   Percent of Class:                                                      3.75%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                 34,649,000

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:    34,649,000

               (iv)   Shared power to dispose or to direct the disposition of:         -0-

-----------------------
CUSIP NO.  438128308
-----------------------

         For MUS

         (a)   Amount Beneficially Owned:                                          659,221

         (b)   Percent of Class:                                                      0.07%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                    659,221

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:       659,221

               (iv)   Shared power to dispose or to direct the disposition of:         -0-



         For MUAM

         (a)   Amount Beneficially Owned:                                        2,783,400

         (b)   Percent of Class:                                                      0.30%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                  2,783,400

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:     2,783,400

               (iv)   Shared power to dispose or to direct the disposition of:         -0-



         For MUI

         (a)   Amount Beneficially Owned:                                        2,699,400

         (b)   Percent of Class:                                                      0.29%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                  2,699,400

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:     2,699,400

               (iv)   Shared power to dispose or to direct the disposition of:         -0-



                               Page 11 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         As of the filing date, MUFG beneficially owns 71,356,021 shares indirectly through its subsidiaries as follows: BTM holds 30,565,000 shares; MUTB holds 34,649,000 shares; MUS holds 659,221 shares; MUAM holds 2,783,400 shares; and MUI holds 2,699,400 shares.

         This Amendment to the previously filed Schedule 13G is being filed to report, among other changes, the shares considered to be newly acquired by MUFG as a result of MUFG's merger with UFJ Holdings, Inc. on October 1, 2005.


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10  CERTIFICATION

         By signing below the filers cetifiy that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a particpant in any transaction having that purpose or effect.



                               Page 12 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Date: October 7, 2005


                              MITSUBISHI UFJ FINANCIAL GROUP, INC.



                              By: /s/ Junichi Itoh
                                  ----------------------------
                                  Name:  Junichi Itoh
                                  Title: Executive Officer, General Manager
                                         Credit & Investment Management Division




                              Page 13 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: October 7, 2005


                                       THE BANK OF TOKYO-MITSUBISHI, LTD.



                                       By: /s/ Junichi Itoh
                                           ----------------------------
                                           Name:  Junichi Itoh
                                           Title: Managing Director and General
                                                  Manager Credit Policy Office




                               Page 14 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------



                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Date: October 7, 2005


                                   MITSUBISHI UFJ TRUST AND BANKING CORPORATION



                                   By: /s/ Koji Kawakami
                                       ------------------------------------
                                       Name:  Koji Kawakami
                                       Title: Deputy General Manager of
                                              Trust Assets Planning Division




                               Page 15 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Date: October 7, 2005


                                          MITSUBISHI UFJ SECURITIES CO., LTD.



                                          By: /s/ Shigeyasu Kasamatsu
                                              ------------------------
                                              Name:  Shigeyasu Kasamatsu
                                              Title: Senior Executive Officer
                                                     and General Manager




                               Page 16 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: October 7, 2005



                                       MITSUBISHI UFJ ASSET MANAGEMENT CO., LTD.



                                       By: /s/ Takashi Ikeue
                                           ------------------------
                                           Name:  Takashi Ikeue
                                           Title: General Manager of Risk
                                                  Management Department




                               Page 17 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: October 7, 2005



                                       MU INVESTMENTS CO., LTD.



                                       By: /s/ Kenji Fujii
                                           ------------------------
                                           Name:  Kenji Fujii
                                           Title: General Manager of Risk
                                                  Management Dept.




                               Page 18 of 18 Pages